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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

     The following table sets forth certain information concerning the principal subsidiaries of Sunrise Telecom Incorporated.

                                                                         State or Other
        Name                                                      Jurisdiction of Incorporation
        ----                                                      -----------------------------
        Hukk Engineering, Inc.                                           Georgia, U.S.A.
        Sunrise Telecom Pro.Tel Division Srl                                  Italy
        Avantron Technologies Co.                                      Nova Scotia, Canada

     The names of certain subsidiaries have been omitted because such unnamed subsidiaries, considered in the aggregate, would not constitute a significant subsidiary as that term is defined in Regulation S-X.